UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

     Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Renewal of Swedish Receivables Facility. On June 28, 2011, Meritor HVS A.B. (the “Seller”) entered into a Receivables Purchase Agreement (the “Swedish Facility”) with Viking and Citicorp Trustee Company Limited, as programme trustee. The Swedish Facility was scheduled to expire June 28, 2012. On June 19, 2012, the Swedish Facility was renewed for an additional term ending June 28, 2013. Except as so amended, the Swedish Facility continues to be as described in Meritor’s Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2011.

New Securitization Facility. The information set forth in Item 2.03 hereof is incorporated into this Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement

     On June 18, 2012, in connection with entering into a new accounts receivable securitization agreement as described in Item 2.03 below, Meritor, Inc. (“Meritor”) terminated its existing $125 million U.S. receivables financing arrangement which was provided on a committed basis by a syndicate of lenders led by Ally Commercial Finance LLC (‘the “Old Facility”), effective June 18, 2012. The Old Facility would have expired under its own terms in October 2013.

     Under the Old Facility, certain of Meritor's U.S. Subsidiaries sold substantially all of their trade receivables (excluding the receivables due from AB Volvo and subsidiaries eligible for sale under Meritor’s U.S. factoring facility) to ArvinMeritor Receivables Corporation (“ARC”), a wholly-owned, special purpose subsidiary of Meritor. ARC funded these purchases with borrowings under a loan agreement with the lenders. Amounts outstanding under this agreement were secured by the receivables purchased by ARC and were reported as short-term debt in Meritor’s consolidated balance sheet. This program had a cross-default provision to Meritor’s senior secured credit facility.

Item 2.03. Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     On June 18, 2012, coincident with the termination of the Old Facility, Meritor entered into a new $100 million U.S. receivables securitization facility, which will expire on June 18, 2015 (the “Securitization Facility”). Under the terms of a Fourth Amended and Restated Purchase and Sale Agreement dated June 18, 2012 (the "PSA"), Meritor Heavy Vehicle Systems LLC, and Meritor Heavy Vehicle Braking Systems LLC, and potentially, other U.S. subsidiaries of Meritor designated from time to time ("Originators") will sell trade receivables to ARC.

The trade receivables sold are generally similar to those sold under the Old Facility, but also may exclude certain receivables. ARC has entered into a Receivables Purchase Agreement dated June 18, 2012 (the "RPA"), with PNC Bank, National Association ("PNC"), as Administrator, Market Street Funding, LLC, and the other Purchasers and Purchaser Agents from time to time party thereto. Under the RPA, ARC in turn will sell an undivided percentage ownership interest in the receivables to the Administrator, for the benefit of the Purchasers. The RPA includes a letter of credit facility pursuant to which ARC may request the issuance of letters of credit issued for the Originators or their designees, which when issued will constitute a credit against the purchase price payable to such Originators under the PSA. Amounts outstanding under the Securitization Facility will be reported as debt in Meritor’s consolidated balance sheet.

Discount on purchases under the RPA accrues at (i) commercial paper rates of the Purchasers, (ii) a LIBOR-based rate plus a margin of 1.5% per annum, and/or (iii) if commercial paper rates will not apply and LIBOR-based rates are not then available, the greater of the federal funds rate plus 0.5% or the prime rate announced by PNC. Facility fees, program fees and LC fees also are payable in connection with the Securitization Facility.

The Securitization Facility contains representations and warranties and affirmative and negative covenants customary for transactions of this type. In addition, Meritor covenants to maintain a Priority Debt Ratio that, as of the date of closing, is the same as the corresponding covenant in its senior secured credit facility. It also contains customary termination provisions which permit the Purchasers to terminate the Securitization Facility upon the occurrence of certain events, including failure to pay amounts owed on the Securitization Facility, breaches of representations and warranties, insolvency, change in control, failure to attain certain measures of the credit quality of the receivables pool, uninsured judgments, and default under other material debt agreements, including a cross-default to Meritor’s senior secured credit facility. For a further description of the covenants set forth in Meritor’s senior secured credit facility, please see Note 17 of the Notes to Consolidated Financial Statements and the discussion under the heading “Liquidity” in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Meritor’s report on Form 10-Q for the quarterly period ended April 1, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

Date:	By:	/s/	Vernon G. Baker, II
June 19, 2012
Vernon G. Baker, II
Senior Vice President and General Counsel